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Exhibit (a)(5)(iv)

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Barbara Bower 214/863-3020
October 7, 2004

TRAMMELL CROW COMPANY ANNOUNCES FINAL RESULTS OF ITS
DUTCH AUCTION TENDER OFFER

Dallas, TX—Trammell Crow Company (TCC: NYSE) announced today the final results of its "Dutch Auction" tender offer. The tender offer expired at 12:00 midnight, New York City time, on October 1, 2004.

Based on the final tabulation by Mellon Investor Services LLC, the depositary for the tender offer, 2,342,090 shares of common stock were properly tendered and not withdrawn at prices at or below $15.75 per share, resulting in no proration of shares in connection with the tender offer.

Mellon Investor Services LLC will promptly issue payment for the shares validly tendered and accepted for payment and will return all other shares tendered.

The co-dealer managers for the tender offer are Banc of America Securities LLC and Morgan Stanley. Mellon Investor Services LLC is the information agent as well as the depositary. For questions and information, please call the information agent at (888) 566-9477.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the United States. Through its Global Services Group, the company provides building management, brokerage and project management services to both investors in and users of commercial real estate. Development and investment services are provided through the company's Development and Investment Group. In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers—in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol "TCC" and is located on the Internet at www.trammellcrow.com

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TRAMMELL CROW COMPANY ANNOUNCES FINAL RESULTS OF ITS DUTCH AUCTION TENDER OFFER